Exhibit 99.2

Item 8 Information

On August 3, 2020, Rong Chang Limited and Sen Rong Limited entered into an acting-in-concert agreement (the “Acting-in-Concert Agreement”), which was subsequently amended on May 12, 2021. Pursuant to the Acting-in-Concert Agreement, as amended, Sen Rong Limited agreed to act together with Rong Chang Limited for purpose of exercising Sen Rong Limited’s shareholders’ rights in the Issuer, including in relation to the voting and disposition of the Issuer’s shares it holds, and Sen Rong Limited agreed to appoint Rong Chang Limited as its proxy to attend and vote its shares in the Issuer’s shareholders’ meetings.

As a result of the Acting-in-Concert Agreement, (i) Rong Chang Limited and Sen Rong Limited may be deemed to have formed a group, which may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Rong Chang Limited and Sen Rong Limited, collectively, and (ii) Rong Chang Limited may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Sen Rong Limited, as well as all the Issuer’s ordinary shares of which it is a record holder. Rong Chang Limited disclaims beneficial ownership of these shares, except to the extent of its pecuniary interests therein.

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